Exhibit 10.25

FORM OF NEWPAGE HOLDINGS INC. 2012 LONG-TERM INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is made as of                         [•], 2013 (“Grant Date”), between NewPage Holdings Inc., a Delaware corporation (the “Company”), and [•] (“Grantee”). This Agreement provides for a grant of Options to the Grantee pursuant to the NewPage Holdings Inc. 2012 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement are as defined in the Plan. The Company and Grantee agree as follows:

1. Grant of Options. Company grants to Grantee, and Grantee accepts from the Company, an option (the “Options”) to purchase [•] shares of Common Stock (“Shares”) at an exercise price of $[•] per Share (“Exercise Price”). The Options are intended to be treated as options that are not incentive stock options within the meaning of Code Section 422. The Exercise Price is not less than the fair market value of a Share of Common Stock on the Grant Date. This grant is in all respects limited and conditioned as provided in this Agreement. This grant is also subject to the applicable provisions of the Plan, as amended from time to time, which are incorporated in this Agreement by reference. If any conflict arises between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

2. Vesting; Term. Subject to Sections 5 and 7, one-fourth of the Options granted will vest and become non-forfeitable upon each of the first, second, third and fourth anniversaries of the Grant Date (each a “Vesting Date”). Unless sooner terminated pursuant to this Agreement, the Options will expire if and to the extent not exercised on or before the 7th anniversary of the date hereof (“Term”).

3. Exercise and Payment. Subject to Section 2, the vested portion of the Options may be exercised in whole at any time or in part from time to time during the Term by:

(1)	Grantee signing and returning to the Company at its principal office, a “Notice of Exercise” in such form as may be prescribed by the Company from time to time,

(2)	Full payment of the aggregate Exercise Price (i) in cash or by check payable to the order of the Company, (ii) by surrendering Shares issuable upon exercise having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Shares represented by the Options being exercised, or (iii) such other method of payment acceptable to the Company as determined by the Committee, and

(3)	Withholding and payment to the appropriate taxing authorities of taxes due upon exercise of the Options in accordance with Section 15.4 of the Plan (as in effect on the date of this Agreement).

4. Rights as a Stockholder. No Shares will be issued or delivered pursuant to an exercise of the Option until full payment for those Shares has been made. Grantee will not be deemed to be, or have any rights as, a stockholder with respect to any Shares covered by Options until a stock certificate for those Shares has been issued to Grantee. Except as otherwise provided in this Agreement, no adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date of issuance of the stock certificate.

5. Termination of Employment.

5.1 Death; Disability. If Grantee’s employment with NewPage or service as a director of the Company is terminated as a result of Grantee’s death or Disability, then, subject to Section 8 upon a Change in Control, all Options that would otherwise have vested on or prior to December 31 of the year in which the termination occurs will vest and will remain exercisable for a period of one year after such termination. All other non-vested Options will be automatically forfeited by Grantee as of the date of termination. Neither Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives will have any rights or interests in any forfeited Options.

5.2 Other Terminations. Subject to Section 8 upon a Change in Control, if Grantee’s employment with NewPage or service as a Director of the Company is terminated for any reason other than as described in Section 5.1, any Option vested as of the termination date may be exercised at any time within thirty (30) days after the termination date, and if not so exercised will be automatically forfeited. Any non-vested Options as of the date of termination under this Section 5.2 will be automatically forfeited by Grantee as of the date of termination. Neither Grantee nor any of Grantee’s heirs, assigns or personal representatives will have any rights or interests in any forfeited Options.

6. Adjustments. Upon a change in capital structure or other similar event, the Committee will make equitable adjustments to the number and class of Shares subject to this Agreement in accordance with Section 13 of the Plan. The Committee’s adjustment in accordance with Section 13 of the Plan will be final, binding and conclusive for all purposes of the Plan and this Agreement. Any adjustments to the number of Options subject to this Award, whether made pursuant to this Section 6 or otherwise, will always result in a whole number, with any fractional Options rounded up to the next whole number, subject to Section 409A of the Code.

7. Securities Law and Other Requirements. Exercise of the Options is subject to compliance with applicable securities and other laws, rules and regulations, and the Company may defer exercise of Options to ensure compliance with those laws, rules and regulations.

8. Effect of a Change in Control. If the surviving or successor entity does not assume the Options granted pursuant to this Agreement upon a Change in Control, then any then-outstanding non-vested Options will become fully vested and exercisable upon the effective date of the Change in Control in accordance with Section 13 of the Plan. If the surviving or successor entity assumes the Options granted pursuant to this Agreement upon a Change in Control, and if within one (1) year after the effective date of the Change in Control Grantee’s employment with NewPage or service as a director of the Company is terminated (x) for any reason that constitutes a “Compensated Termination” under an employment agreement between the Grantee and NewPage Corporation or (y) if the Grantee does not have an employment agreement with NewPage Corporation, by the Company without Cause, then any then-outstanding non-vested Options will become fully vested upon the effective date of termination and will remain exercisable as provided in Section 5.2.

9. Restrictions on Transfer. Options are not assignable or transferable except by will or by the applicable laws of descent and distribution. Options are exercisable during Grantee’s lifetime only by Grantee. Grantee may, by delivering written notice to the Company in form satisfactory to the Company, designate a third party who, upon Grantee’s death, will be entitled to exercise the Options.

10. No Right to Continued Employment. Nothing in this Agreement or in the Plan will be interpreted or construed to confer upon Grantee any right with respect to continued employment by NewPage or continued service as a director of the Company, nor will this Agreement or the Plan be deemed to interfere in any way with the right of the Company or any other NewPage entity to terminate Grantee’s employment or service at any time.

11. Grantee Bound by the Plan. Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan.

12. Miscellaneous.

12.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected and will continue in full force in accordance with their terms.

12.2 Governing Law. Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware without giving effect to its conflicts of laws principles.

12.3 Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original.

12.4 Successors in Interest. This Agreement will inure to the benefit of and be binding on Grantee and his or her heirs, permitted assigns and permitted representatives, and on the Company and any successor to the Company.

12.5 Modifications. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by Grantee and the Company. No waiver by either party of any obligation to be performed by the other party under this Agreement on a particular occasion will be deemed a waiver of that obligation on any subsequent occasion or a waiver of any other obligation.

12.6 Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made by the Committee will be final, binding and conclusive on Grantee and the Company, but Grantee reserves and retains his or her right to pursue and protect his or her rights in a court of competent jurisdiction.

12.7 Sections and Other Headings. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

This Agreement has been executed by the Company and Grantee as of the Grant Date.

NEWPAGE HOLDINGS INC.	GRANTEE

By:
Name:	Name:
Title:

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